UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF  THE SECURITIES EXCHANGE ACT OF 1934

         Date of Report (Date of earliest event reported): November 17, 2008

ISRAMCO, INC.
               (Exact Name of Registrant as Specified in Charter)

Delaware	0-12500	13-3145265
(State or other Jurisdiction of Incorporation or Organization)	(Commission File Number)	I.R.S. Employer Number

           4801 WOODWAY DRIVE SUITE 100E, HOUSTON, TEXAS 77056
               (Address of Principal Executive Offices) (Zip Code)

713-621-3882
              (Registrant's Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

  ITEM 8.01 OTHER EVENTS

On November 17, 2008, Isramco Inc. (the “Company”) and Goodrich Global Ltd. (“Goodrich”), a company owned and controlled by Mr. Haim Tsuff, the Company's Chairman of the Board of Directors and Chief Executive Officer, entered into an Amended and Restated Agreement, as subsequently amended on November 24, 2008 (“Restated Agreement”).  Under the Restated Agreement, the Company pays to Goodrich $360,000 per annum in installments of $30,000 per month, in addition to reimbursing Goodrich for all reasonable expenses incurred in connection with services rendered on behalf of the Company.  Goodrich is entitled to receive, with respect to each completed fiscal year beginning with the fiscal year scheduled to end on December 31, 2008, an amount in cash equal to five percent (5%) of the Company’s pre-tax recorded profit (the “Supplemental Payment”). The Supplemental payment is to be made within ten (10) business days after the  filing with the Securities and Exchange Commission of the Company’s Annual Report on Form 10-K for such fiscal year.  For purposes of the Restated Agreement, “profit” means the pre – tax recorded profit as specified in the Company’s annual report on Form 10-K, but excluding unrealized gain or loss on derivative transactions.

The Restated Agreement has an initial term through May 31, 2011; provided, that, the term of the Restated Agreement will be deemed to have been automatically extended for an additional three year period unless the Company furnishes Goodrich, by March 3, 2011, with written notice of its election to not extend the term of such agreement. The Restated Agreement contains certain customary confidentiality and non-compete provisions. If the Restated Agreement is terminated by the Company other than for cause, then Goodrich is entitled to receive the equivalent of payments due through the then remaining term of the agreement.

The Restated Agreement is intended to replace the consulting agreement with Goodrich that was in effect from May 1996 (as subsequently amended) through May 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ISRAMCO INC.

Date: November 25, 2008	By:	/s/ Haim Tsuff
Haim Tsuff
Chief Executive Officer